Exhibit 12.1

Calculations of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
(dollars in thousands)

	For the nine months ended
	September 30,		For the years ended December 31,
	2014		2013		2012		2011		2010		2009
Including Interest on Deposits:
Earnings:
Income before income taxes	16,025		21,135		13,676		11,874		3,290		1,758
Add: Fixed charges (See below)	8,597		12,092		17,279		21,184		25,130		28,774
Earnings before income taxes and fixed charges	24,622		33,227		30,955		33,058		28,420		30,532
Fixed Charges:
Interest expense (including deposits)	8,303		11,705		16,885		20,756		24,675		28,322
Estimate of interest within rental expense (2)	294		387		394		428		455		452
Total fixed charges	8,597		12,092		17,279		21,184		25,130		28,774
Discount amortization (1)	—		—		—		—		—		—
Preferred stock dividends (1)	—		—		—		—		—		—
Total fixed charges and preferred stock dividends	8,597		12,092		17,279		21,184		25,130		28,774
Ratio of Earnings to Fixed Charges	2.86	x	2.75	x	1.79	x	1.56	x	1.13	x	1.06	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.86	x	2.75	x	1.79	x	1.56	x	1.13	x	1.06	x

Excluding Interest on Deposits:
Earnings:
Income before income taxes	16,025		21,135		13,676		11,874		3,290		1,758
Add: Fixed charges (See below)	1,686		2,353		4,253		4,069		4,383		4,376
Earnings before income taxes and fixed charges	17,711		23,488		17,929		15,943		7,673		6,134
Fixed Charges:
Interest expense (excluding deposits)	1,392		1,966		3,859		3,641		3,928		3,924
Estimate of interest within rental expense (2)	294		387		394		428		455		452
Total fixed charges	1,686		2,353		4,253		4,069		4,383		4,376
Discount amortization (1)	—		—		—		—		—		—
Preferred stock dividends (1)	—		—		—		—		—		—
Total fixed charges and preferred stock dividends	1,686		2,353		4,253		4,069		4,383		4,376
Ratio of Earnings to Fixed Charges	10.51	x	9.98	x	4.22	x	3.92	x	1.75	x	1.40	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	10.51	x	9.98	x	4.22	x	3.92	x	1.75	x	1.40	x

(1) – No shares of preferred stock were outstanding during the periods reported, nor were any preferred stock dividends paid during these periods.
(2) – The portion of rental expense shown as representative of the interest factor is one-third of rental expense.